LOCORR INVESTMENT TRUST
 TENTH AMENDMENT TO THE FUND ACCOUNTING SERVICING AGREEMENT

THIS TENTH AMENDMENT, effective as of February 10, 2017, to the Fund Accounting Servicing Agreement, dated as of February 14, 2011, as amended December 2, 2011, April 11, 2013, May 10, 2013, November 18, 2013, April 1, 2014, March 5, 2015, May 10, 2016, August 10, 2016 and November 10, 2016 (the “Agreement”), is entered into by and between LOCORR INVESTMENT TRUST, an Ohio business trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, ( “USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust desires to extend the length of the Agreement for a period of time; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

Section 15 of the Agreement is superseded and replaced in its entirety as follows:

15.  Term of Agreement; Amendment

This Agreement shall continue to be effective as of February 10, 2017 and shall terminate at the earlier of May 10, 2017, or such later date as the parties may mutually agree through written amendment of this Agreement.  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Tenth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

LOCORR INVESTMENT TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ John C. Essen	By:/s/ Michael R. McVoy

Name: John C. Essen	Name: Michael R. McVoy

Title: Trustee/Treasurer	Title: Executive Vice President